CURO Expands Canada SPV Facility with
Additional C$50 Million in Committed Capacity

April 4, 2022
Wichita, Kansas--(Business Wire)-- CURO Group Holdings Corp. (NYSE: CURO) (“CURO”), a tech-enabled, omni-channel consumer finance company serving a full spectrum of non-prime and prime consumers in the U.S. and Canada, today announced that on March 31, 2022, it closed C$50 million of additional committed capacity to its existing Canada SPV facility, with the ability to expand such committed capacity by an additional C$50 Million via the existing accordion in the future.
“The expansion of our Canada SPV facility reflects the strength of our mutual, long-standing relationship with our lender and our ability to post strong portfolio performance along with high growth," said Roger Dean, CFO of CURO. “This positions us to provide efficient financing to support our Canadian nonprime growth in 2022 and beyond – both for Canadian Direct Lending and Flexiti.”
As a result of this increase, the Canada SPV facility provides total committed capacity of up to C$400 million, up from C$350 million as of December 31, 2021.

About CURO
CURO Group Holdings Corp. (NYSE: CURO) serves the evolving needs of the financial consumer. In 1997, the Company was founded by three childhood friends in Kansas to meet the growing consumer need for short-term loans. Today, CURO operates a robust, omni-channel platform providing comprehensive credit solutions to help customers achieve their financial goals. CURO’s decades of experience with alternative data power the underwriting and scoring engine, mitigating risk across the full spectrum of credit products. CURO operates under a number of brands including Speedy Cash®, Rapid Cash®, Cash Money®, LendDirect®, Flexiti®, Avío Credit®, Opt+®, Revolve Finance®, Heights Finance, Southern Finance, Covington Credit, Quick Credit and First Phase. Our diversified product channels allow us to meet the changing needs and preferences of our customers.

Investor Relations:
Roger Dean
Executive Vice President and Chief Financial Officer
Phone: 844-200-0342
Email: IR@curo.com
Or
Financial Profiles, Inc.
Curo@finprofiles.com

(CURO-NWS)